Exhibit 99.1

NASDAQ: ASFI

CONTACT:

Robert J. Michel, CFO

Asta Funding, Inc.

(201) 567-5648

Asta Funding, Inc. Announces Earnings for First Quarter Fiscal 2016

•	Total Income $12.3 million, an Increase of 18% from prior year

•	Increased Revenues Reported in All Business Segments

•	Net Income Attributable to Asta Funding of $1.8 Million, or $0.15 Per Diluted Share

•	Strong Balance Sheet, No Impairments, Strong Liquidity Position Continues

ENGLEWOOD CLIFFS, N.J., February 9, 2016 — Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a diversified financial services company, today announced earnings for the first quarter of the 2016 fiscal year, the three-month period ended December 31, 2015.

For the three months ended December 31, 2015, the Company reported net income attributable to Asta Funding, Inc. of $1,806,000, or $0.15 per diluted share, as compared to net income attributable to Asta Funding, Inc. of $370,000, or $0.03 per diluted share for the comparable period of fiscal year 2015. Net income before non-controlling interest is $2,335,000, a significant improvement over the $321,000 reported in the prior year. Total income was $12,335,000 for the quarter ended December 31, 2015, as compared to $10,462,000 for quarter ended December 31, 2014, an increase of $1,873,000, or 18%. For the three month period ended December 31, 2015, revenues from personal injury claims increased $597,000, or 24%, to $3,085,000 from $2,488,000 reported in the three month period ended December 31, 2014. We have an invested balance of $34.6 million in personal injury cases at December 31, 2015. Revenues from structured settlements through our CBC Settlement Funding business segment were $2,934,000 in the three month period ended December 31, 2015 as compared to $2,143,000 in the first quarter of fiscal year 2015, a 36.9% increase. At December 31, 2015 we had an invested balance of $69,982,000 in structured settlements. Disability fee income reported in the first quarter of fiscal year 2016 was $659,000, increasing $500,000 from $159,000 reported in the first quarter of fiscal year 2015.

General and administrative expenses were $8,239,000 for the three month period ended December 31, 2015, as compared to general and administrative expenses of $9,554,000 for the same period in the prior year. General and administrative expenses decreased primarily due to lower loss reserves related to personal injury claims. In addition, general and administrative expenses which are related to GAR Disability Advocates increased related relative to the growth of the segment. Also, at the corporate level, there was a decrease in professional fees and outside consulting fees, as we continue our efforts in various cost containment programs.

Interest expense was $728,000 in the first quarter of fiscal year 2016 as compared to interest expense of $489,000 reported in the first quarter of fiscal year of 2015. The increase in interest expense is related to the growth in our structured settlement business segment CBC Settlement Funding, LLC. Our invested balance in structured settlements has increased over 50% since December 31, 2014.

Net cash collections of consumer receivables acquired for liquidation for the quarter ended December 31, 2015 totaled $7,293,000. This compares to the prior year’s total net cash collections of $8,750,000 reported in the comparable prior year period. Net cash collections on the Great Seneca portfolio were $1,718,000 in the first quarter of fiscal year 2016 as compared to $2,286,000 in the first quarter of fiscal year 2015. The carrying value of the Great Seneca portfolio at December 31, 2015 was $8.8 million, as compared to $17.0 million at December 31, 2014. We invested approximately $4.4 million in consumer receivable portfolios in the international sector in the first quarter of fiscal year 2016. There were no consumer portfolio acquisitions in the first quarter of fiscal year 2015. The Company invested approximately $7.0 million in personal injury cases during the first quarter of fiscal year 2016 as compared to $6.3 million in the first quarter of fiscal year 2015. Collections on personal injury claims totaled $9.0 million in the first quarter of fiscal year 2016, as compared to $5.3 million during the first quarter of fiscal year 2015.

The Company repurchased 834,000 shares of Asta Funding, Inc. common stock during the quarter ended December 31, 2015. Total repurchased shares since the inception of the most recent share buyback programs is 1,035,800 at an average price of $8.60.

Gary Stern, Chairman, President and CEO of the Company commented, “We are very pleased by the results of first quarter of fiscal year 2016. There was revenue growth in all business segments, and coupled with our strong liquidity and a solid balance sheet, we are well positioned as we move through the rest of the fiscal year. The major event of the quarter was the purchase of the 20% interest of CBC Settlement Funding, LLC, which the Company did not already own. CBC has been very successful since our original investment in the company in December of 2013 and moving forward Asta Funding will benefit 100% in the anticipated continued success. William Skyrm and James Goodman, the founders of CBC Settlement Funding, will continue to manage the business segment and we thank them for their continued efforts.” Mr. Stern continued, “Our strong balance sheet puts us in an excellent position to continue funding our investment opportunities, without the immediate need for external financing.

We look forward to continued success for the Company for the rest of the year.”

A conference call to discuss the results of the first quarter of fiscal year 2016 will be held on Tuesday, February 9, 2016 at 4:00PM, EST.

Conference Call Details

Toll-free dial-in number (U.S. and Canada):

(800) 668-4132

International dial-in number:

(224) 357-2196

Conference ID

46142035

Phone Replay:

Toll-Free #: (800) 585-8367

Toll #: (404) 537-3406

Conference ID # 46142035

Recording will be available from: 02/9/2016 7:00 PM EST to 02/16/2016 11:59 PM EST

About Asta Funding:

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is engaged in several business segments in the financial services industry including structured settlements through our wholly owned subsidiary CBC Settlement Funding, LLC (www.cbcsettlementfunding.com.), funding of personal injury claims, through our 80% owned subsidiary Pegasus Funding, LLC, social security and disability benefit advocacy, through our wholly owned subsidiary GAR Disability Advocates , LCC and the business of managing for its own account the servicing of distressed consumer receivables with the concentration of acquiring consumer receivables in the international sector. For additional information, please visit our website at http://www.astafunding.com.

Important Information about Forward-Looking Statements:

Important Information about Forward-Looking Statements: All statements in this new release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2015 and other filings with the SEC. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.

ASTA FUNDING, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months	Three Months
	Ended	Ended
	December 31, 2015	December 31, 2014
Revenues
Finance income, net	$5,142,000	$5,037,000
Personal injury claims income	3,085,000	2,488,000
Unrealized gains on structured settlements	1,527,000	1,202,000
Interest income on structured settlements	1,407,000	941,000
Disability fee income	659,000	159,000

Total revenues	11,820,000	9,827,000
Other income (includes ($31,000) and 39,000 during the three month periods ended December 31, 2015 and 2014, respectively, of accumulated other comprehensive income reclassification for unrealized net (losses)/income on available for sale securities)	515,000	635,000

	12,335,000	10,462,000

Expenses
General and administrative	8,239,000	9,554,000
Interest expense	728,000	489,000

	8,967,000	10,043,000

Income before income taxes	3,368,000	419,000
Income tax expense (includes tax benefit/(expense) of $11,000 and ($9,000) during the three month periods ended December 31, 2015 and 2014, respectively, of accumulated other comprehensive income reclassifications for unrealized net losses on available for sale securities)	1,033,000	98,000

Net income	2,335,000	321,000
Less: net income attributable to non-controlling interest	529,000	(49,000)

Net income attributable to Asta Funding, Inc.	$1,806,000	$370,000

Net income per share attributable to Asta Funding, Inc.:
Basic	$0.15	$0.03

Diluted	$0.15	$0.03

Weighted average number of shares outstanding:
Basic	12,155,421	13,013,719
Diluted	12,431,886	13,308,573

ASTA FUNDING, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	September 30,
	2015	2015
ASSETS
Cash and cash equivalents	$22,504,000	$24,315,000
Available for sale investments	55,045,000	59,727,000
Consumer receivables acquired for liquidation (at net realizable value)	17,843,000	15,608,000
Structured settlements	69,982,000	64,635,000
Investment in personal injury claims	34,632,000	36,668,000
Other investments	4,183,000	4,239,000
Due from third party collection agencies and attorneys	929,000	1,422,000
Prepaid and income taxes receivable	5,838,000	6,744,000
Furniture and equipment, net	386,000	480,000
Deferred income taxes	12,955,000	12,279,000
Goodwill	2,770,000	2,770,000
Other assets	8,908,000	8,485,000

Total assets	$235,975,000	$237,372,000

LIABILITIES
Other debt – CBC (including non-recourse notes payable amounting to $46.0 million at December 31, 2015 and $47.0 million at September 30, 2015)	$55,917,000	$51,611,000
Other liabilities	3,980,000	4,441,000

Total liabilities	59,897,000	56,052,000

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding — none	—	—
Common stock, $.01 par value, authorized 30,000,000 shares; issued 13,189,977 at December 31, 2015 and 13,061,673 at September 30, 2015; and outstanding 12,154,177 at December 31, 2015 and 12,859,873 at September 30, 2015	132,000	131,000
Additional paid-in capital	65,420,000	65,011,000
Retained earnings	122,417,000	120,611,000
Accumulated other comprehensive income	(1,127,000)	(1,685,000)
Treasury stock (at cost) 1,035,800 shares at December 31, 2015 and, 201,800 shares at September 30, 2015	(8,931,000)	(1,751,000)
Non-controlling interest	(1,833,000)	(997,000)

Total stockholders’ equity	176,078,000	181,320,000

Total liabilities and stockholders’ equity	$235,975,000	$237,372,000